EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-266236) of Sotherly Hotels LP of our report dated March 21, 2023, with respect to the consolidated financial statements of Sotherly Hotels LP included in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Richmond, Virginia

March 21, 2023